EXHIBIT 99.1
PRESS RELEASE — FOR IMMEDIATE RELEASE

CONTACT:	Kenneth R. Howe, Chief Financial Officer (248) 737-4190
AGREE REALTY CORPORATION
REPORTS OPERATING RESULTS FOR THE FIRST QUARTER 2008

FIRST Quarter 2008 Highlights:
•	1st Quarter diluted FFO per share of $0.62

•	$0.50 per share quarterly dividend paid April 15, 2008
     FARMINGTON HILLS, MI (May 1, 2008) — Agree Realty Corporation (NYSE: ADC) today announced results for the quarter ended March 31, 2008. For the first quarter, funds from operations were $5,166,000 compared with funds from operations in the first quarter of 2007 of $5,139,000. Diluted funds from operations per share were $0.62 per share compared with $0.61 per share for the first quarter of 2007. Net income was $3,579,000, or $0.47 per share on a diluted basis, compared with net income for the first quarter of 2007 of $3,605,000, or $0.47 per share. Total revenues increased 3.6% to $8,768,000, compared with total revenues of $8,463,000 in the first quarter of 2007. A reconciliation of net income to FFO is included in the financial tables accompanying this press release.
     As anticipated, the ongoing redevelopment of Rapids Plaza negatively impacted first quarter operating results. The Company expects both new junior box tenants, Peebles and MC Sporting Goods, to come online during the second and third quarters of 2008.
     “We are pleased with the operating results for the quarter, and expect continued growth as our projects in Ypsilanti, Michigan, Shelby Township, Michigan and Marion County, Florida, as well as the redevelopment of Rapids Plaza are complete,” said Richard Agree, President and Chief Executive Officer. “Within the past year we have commenced or completed ten projects in four states. We look forward to upcoming announcements highlighting additional development activity. Despite adverse market conditions, we continue to build a pipeline of development projects for high-quality national tenants.”
Dividend
     The Company paid a cash dividend of $0.50 per share on April 15, 2008 to shareholders of record on March 31, 2008. The dividend is equivalent to an annualized dividend of $2.00 per share and represents a payout ratio of 80.6% of FFO for the quarter
Portfolio
     At March 31, 2008, the Company’s total assets were $241,882,000 and its portfolio consisted of 65 properties located in 16 states and totaling 3,404,264 square feet. The portfolio was 99.6% leased at the end of the quarter.

     The Company’s construction in progress balance totaled approximately $8,055,000 at March 31, 2008, and we capitalized $138,000 of construction period interest during the first quarter of 2008.
Lease Expirations
     The following table, as of March 31, 2008, sets forth lease expirations for the next 10 years for the Company’s freestanding properties and community shopping centers, assuming that none of the tenants exercise renewal options or terminate their leases prior to the contractual expiration date.

		Gross Leasable Area		Annualized Base Rent
	Number of
Expiration	Leases	Square	Percent of		Percent of
Year	Expiring	Footage	Total	Amount	Total
2008	5	14,500	.4%	$87,735	.3%
2009	20	193,526	5.7	977,211	3.0
2010	21	304,757	9.0	1,859,626	5.7
2011	29	244,154	7.2	1,746,219	5.4
2012	14	76,560	2.3	615,810	1.9
2013	16	314,313	9.3	1,657,737	5.1
2014	4	174,558	5.1	837,006	2.6
2015	11	651,242	19.3	4,665,262	14.4
2016	5	80,945	2.4	1,664,513	5.1
2017	4	55,303	1.6	848,440	2.6
Thereafter	48	1,281,753	37.7	17,431,612	53.9

Total	177	3,391,611	100.0%	$32,391,171	100.0%

Annualized Base Rent of Properties
     The following is a breakdown of base rents in effect at March 31, 2008 for each type of retail tenant:

Retail Tenant	Annualized Base Rent	Percent of Total Base Rent

National	$28,566,147	88%
Regional	2,551,344	8
Local	1,273,680	4

Total	$32,391,171	100%

Major Tenants
     The following is a breakdown of base rents in effect at March 31, 2008 for each of the Company’s major tenants:

Major Tenant	Annualized Base Rent	Percent of Total Base Rent

Borders (18 properties)	$9,861,727	30%
Walgreen (21 properties)	7,701,599	24
Kmart (12 properties)	3,847,911	12

Total	$21,411,237	66%

Outstanding Shares and Operating Partnership Units
     For the three months ended March 31, 2008, the Company’s fully diluted weighted average shares outstanding were 7,673,858. The basic weighted average shares outstanding for the three months a ended March 31, 2008 were 7,669,992.
     The Company’s assets are held by, and all of its operations are conducted through, Agree Limited Partnership, of which the Company is the sole general partner. As of March 31, 2008, there were 673,547 operating partnership units outstanding and the Company held a 92.05% interest.
     Agree Realty Corporation owns, manages and develops properties which are primarily single tenant properties leased to major retail tenants and neighborhood community shopping centers. The Company currently owns and operates a portfolio of 65 properties, which are located in 16 states and contain 3.4 million square feet of gross leasable space.
     The Company considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. These forward-looking statements represent the Company’s expectations, plans and beliefs concerning future events. Although these forward-looking statements are based on good faith beliefs, reasonable assumptions and the Company’s best judgment reflecting current information, certain factors could cause actual results to differ materially from such forward-looking statements. Such factors are detailed from time to time in reports filed or furnished by the Company with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2006. Except as required by law, the Company assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.
     For additional information, visit the Company’s home page on the Internet at http://www.agreerealty.com

Agree Realty Corporation
Operating Results (in thousands, except per share amounts)
(Unaudited)

	Three Months
	Ended
	March 31,
	2008	2007
Revenues:
Minimum rents	$7,979	$7,687
Percentage rent	5	14
Operating cost reimbursements	783	756
Other income	1	6

Total Revenues	8,768	8,463

Expenses:
Real estate taxes	465	457
Property operating expenses	594	510
Land lease payments	169	170
General and administration	1,096	996
Depreciation and amortization	1,295	1,234
Interest expense	1,260	1,177

Total Expenses	4,879	4,544

Income before minority interest	3,889	3,919
Minority interest	310	314

Net Income	$3,579	$3,605

Net Income Per Share — Dilutive	$0.47	$0.47

Reconciliation of Funds from Operations to Net Income: (1)
Net income	$3,579	$3,605
Depreciation of real estate assets	1,262	1,208
Amortization of leasing costs	15	12
Minority interest	310	314
	—	—

Funds from Operations	$5,166	$5,139

Funds from Operations Per Share — Dilutive	$0.62	$0.61

Weighted average number of shares and OP units outstanding — dilutive	8,347	8,359

(1)	FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (NAREIT) to mean net income computed in accordance with generally accepted accounting principles (GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Management uses FFO as a supplemental measure to conduct and evaluate the Company’s business because there are certain limitations associated with using GAAP net income by itself as the primary measure of the Company’s operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.

     FFO should not be considered as an alternative to net income as the primary indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. Further, while the Company adheres to the NAREIT definition of FFO, its presentation of FFO is not necessarily comparable to similarly titled measures of other REITs due to the fact that not all REITs use the same definition.

Agree Realty Corporation
Consolidated Balance Sheets (in thousands)
(Unaudited)

	March 31,	December 31
	2008	2007
Assets
Land	$87,234	$87,234
Buildings	200,490	197,034
Accumulated depreciation	(54,511)	(53,251)
Property under development	5,426	4,806
Cash and cash equivalents	179	545
Rents receivable	644	770
Deferred costs, net of amortization	1,314	1,261
Other assets	1,106	949

Total Assets	$241,882	$239,348

Liabilities
Mortgages payable	$45,090	$45,760
Notes payable	40,750	36,800
Deferred revenue	11,242	11,414
Dividends and distributions payable	4,213	4,212
Other liabilities	3,133	3,652

Total Liabilities	104,428	101,838

Total minority interest	5,869	5,896

Stockholders’ Equity
Common stock	1	1
Additional paid-in capital	142,551	141,261
Accumulated deficit	(10,967)	(10,648)

Total Stockholders’ Equity	131,585	131,614

	$241,882	$239,348